Exhibit 22.1

                           Subsidiaries of the Company



Mission Studios, Inc.

Take-Two Interactive Software Europe Limited

Alternative Reality Technologies, Inc.

Inventory Management Systems, Inc.

Creative Alliance Group, Inc.

Alliance Inventory Management, Inc.